Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696     Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES

FIRST QUARTER 2017 FINANCIAL RESULTS

NEWS RELEASE

Highlights:

•	Creation of the Embedded Solutions segment with the completion of the CommAgility transaction
o	Signed and closed February 17th, 2017
•	Net revenues of $9,549,000 for the quarter ended March 31, 2017
o	A year over year increase of $3,181,000, or 50%, over the same period 2016
o	Reflects revenue increases across both the Network and Test & Measurement segments of 31% and 41%, respectively, compared to the same period 2016
o	Includes $997,000 of Embedded Solutions revenue for the period of ownership from February 17, 2017 through March 31, 2017
•	Gross Margin of $4,333,000 for the quarter ended March 31, 2017, or 45.4%
o	A year over year increase of $1,613,000, or 59.3%, over the same period 2016
o	Includes $538,000 of Embedded Solutions gross margin for the period of ownership from February 17, 2017 through March 31, 2017
•	March 31, 2017 backlog of firm orders of $6,750,000
o	An increase of $2,750,000 over the backlog at year-end December 31, 2016
o	Includes $2,550,000 of Embedded Solutions backlog at March 31, 2017

May 15, 2017

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) (the “Company”) announced today results for the first quarter ended March 31, 2017.

For the quarter ended March 31, 2017, the Company reported consolidated net revenues of $9,549,000, compared to $6,368,000 for the same period in 2016, an increase of 50%.

Net revenues in the Network Solutions segment were $5,515,000, compared to $4,213,000 for the same period in 2016, an increase of 31%. Net revenues in the Test & Measurement segment were $3,037,000, compared to $2,155,000 for the same period in 2016, an increase of 40.9%. Net revenues in the quarter ended March 31, 2017 also included $997,000 of Embedded Solutions segment net revenue for the period of ownership from February 17, 2017 through March 31, 2017.

The Company also reported consolidated gross profit of $4,333,000, or 45.4% of revenue, for the quarter ended March 31, 2017, compared to $2,720,000, or 42.7% of revenue, for the same period in 2016.

Gross profit in the Network Solutions segment was $2,460,000, or 44.6%, for the quarter ended March 31, 2017, compared to $1,783,000, or 42.3%, for the same period in 2016. Gross profit in the Test & Measurement segment was $1,334,000, or 43.9%, for the quarter ended March 31, 2017, compared to $937,000, or 43.5%, for the same period in 2016. First quarter gross profit included $538,000 of Embedded Solutions gross profit, or 54.0% of Embedded Solutions revenue for the period of ownership from February 17, 2017 through March 31, 2017.

For the quarter ended March 31, 2017, the Company reported consolidated operating expenses of $6,051,000, compared to $3,641,000 for the same period in 2016, an increase of $2,410,000. Included in 2017 consolidated operating expenses are the operating expenses of CommAgility of $767,000 for the period of ownership February 17, 2016 through March 31, 2017 and $1,272,000 of expenses incurred by the Company related to the acquisition of CommAgility, which were primarily third party legal and other professional fees. The remaining increase in operating expenses from the same period in the prior year is primarily related to higher general and administrative salaries and increased compensation expense associated with stock option and restricted share awards.

The net loss for the quarter-ended March 31, 2017 was ($1,231,000), compared to a net loss of ($576,000) for the same period in 2016. The 2017 net loss included $1,272,000 of higher expenses directly related to the CommAgility acquisition as mentioned above.

Non-GAAP Adjusted EBITDA for the quarter ended March 31, 2016 was $447,000, compared to a loss of ($604,000) for the same period in 2016. The increase in non-GAAP Adjusted EBITDA from 2016 is attributable to the $3,181,000 increase in revenues and inclusion of the profitable Embedded Solutions segment for the period of ownership from February 17, 2017 through March 31, 2017.

The Company defines EBITDA as its net earnings before interest expense, provisions for taxes, depreciation expense and amortization expense. “Adjusted EBITDA” is EBITDA excluding our stock compensation expense, restructuring charges, acquisition expenses, integration expenses and other non-recurring costs. A reconciliation of net income to non-GAAP Adjusted EBITDA is included as an attachment to this press release.

The Company’s consolidated backlog of firm orders to be shipped in the next twelve months was approximately $6,750,000 at March 31, 2017, an increase of $2,750,000 compared to approximately $4,000,000 at December 31, 2016. Approximately $2,550,000 of the backlog is attributable to the Embedded Solutions segment in the quarter-end backlog.

Tim Whelan, CEO of Wireless Telecom Group, Inc., commented, “We are very excited about the growth in revenues and profitability in the first quarter. The 50% revenue growth represents 34% organic growth across our combined Network Solutions and Test & Measurement segments and the inclusion of our new Embedded Solutions segment. We continued to see strong customer demand exiting Q4 of last year which continued through the first quarter and resulted in increased revenues for the period ending March 31, 2017. We received $8,700,000 of customer orders in Network Solutions and Test & Measurement in the quarter ending March 31, 2017 reflecting a continuation of increased customer spend which started in the second half of 2016. We expect to see this demand continue through the second quarter of 2017.”

Whelan continued, “We are equally excited to report our first period of results of our Embedded Solutions segment which reflects the acquisition of CommAgility on February 17, 2017 and the inclusion of those operations in our consolidated results for approximately half of the quarter. The

Embedded Solutions segment enhances our value proposition by delivering LTE software and signal processing radio frequency modules to customers serving private LTE network deployments. The inclusion of this segment increases our revenue scale and improves our profitability and free cash flow. We are very pleased with the segment’s backlog of orders and traction winning new business.”

The Company expects the following for the quarter ended June 30, 2017 for the 3 combined segments:

•	Revenue between $11,000,000 - $11,500,000
•	Gross margins between 47-48%
•	Non-GAAP operating expenses between $4.6 and $4.8 million (specifically, the Company’s GAAP operating expenses, excluding depreciation expense, amortization expense, stock compensation expense, restructuring charges, purchase accounting adjustments in accordance with US GAAP, and non-recurring CommAgility acquisition and integration expenses, which cannot be itemized with particularity for reconciliation to the comparable GAAP measure at this time).

Contact: Mike Kandell

(973) 386-9696

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). Management believes, however, that certain non-GAAP financial measures used in managing the Company’s business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth herein and certain of the information presented by the Company from time to time may constitute non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented herein a reconciliation of these measures to the most directly comparable GAAP financial measure. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies. The foregoing measures do not serve as a substitute and should not be construed as a substitute for GAAP performance, but provide supplemental information concerning our performance that our investors and we find useful.

The Company views Adjusted EBITDA as an important indicator of performance, consistent with the manner in which management measures and forecasts the Company’s performance. We believe Adjusted EBITDA is an important performance metric because it facilitates the analysis of our results, exclusive of certain non-cash items, including items which do not directly correlate to our business operations.

The Company believes that Adjusted EBITDA metrics provide qualitative insight into our current performance; we use these measures to evaluate our results, the performance of our management team and our management’s entitlement to incentive compensation; and we believe that making this information available to investors enables them to view our performance the way that we view our performance and thereby gain a meaningful understanding of our core operating results, in general, and from period to period.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements include, among others, statements regarding expectations of demand continuing into the second quarter of 2017, revenue, gross margins and expected non-GAAP operating expenses. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results, including, among others, the Company’s ability to successfully integrate acquired businesses, the ability of management to successfully implement the Company’s business plan and strategy, product demand and development of competitive technologies in the Company’s market sector, the impact of competitive products and pricing, the loss of any significant customers of the Company, and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, as except as required by law.

About Wireless Telecom Group, Inc.

Wireless Telecom Group, Inc., comprised of Boonton Electronics, CommAgility, Microlab and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems and instruments.  Serving the wireless, telecommunication, satellite, military, aerospace, semiconductor and medical industries, Wireless Telecom Group products enable innovation across a wide range of traditional and emerging wireless technologies. With a unique set of high-performance products including peak power meters, signal analyzers, signal processing modules, LTE PHY and stack software, power splitters and combiners, GPS repeaters, public safety monitors, noise sources, and programmable noise generators, Wireless Telecom Group supports the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (973) 386-9696     Fax (973) 386-9191

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)

(unaudited)

	Three Months Ended
	March 31
	2017	2016

NET REVENUES	$9,548,758	$6,368,415
COST OF REVENUES	5,216,248	3,648,301
GROSS PROFIT	4,332,510	2,720,114

Operating Expenses:

Research and development	1,086,914	1,064,321
Sales and marketing	1,552,086	1,251,176
General and administrative	3,412,491	1,325,268
Total Operating Expenses	6,051,491	3,640,765

Other income/(expense)	(1,545)	(41,604)

Interest Expense	(49,218)	0

Income/(Loss) Before Taxes	(1,769,744)	(962,255)

Tax Provision/(Benefit)	(538,301)	(385,928)

Net (Loss)/Income	$(1,231,443)	$(576,327)

Other Comprehensive (Loss):

Foreign currency translation adjustments	(58,907)	—

Comprehensive (Loss)	$(1,290,350)	$(576,327)

Net (Loss)/Income Per Common Share:
Basic	$(0.06)	$(0.03)
Diluted	$(0.06)	$(0.03)

Weighted Average Shares Outstanding:
Basic	20,386,678	18,606,582
Diluted	21,166,681	19,013,726

WIRELESS TELECOM GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
Assets	2017	2016
CURRENT ASSETS	(unaudited)
Cash & cash equivalents	$2,175,481	$9,350,803
Accounts receivable - net of reserves of $11,929 and $10,740, respectively	7,672,167	5,183,869
Inventories - net of reserves of $1,648,618 and $1,549,089, respectively	9,890,709	8,452,751
Prepaid expenses and other current assets	870,217	866,035

TOTAL CURRENT ASSETS	20,608,574	23,853,458

PROPERTY PLANT AND EQUIPMENT - NET	2,482,089	2,166,566

OTHER ASSETS
Goodwill	11,412,264	1,351,392
Acquired Intangible Assets, net	9,422,210	—
Deferred income taxes	7,899,240	7,403,600
Other long term assets	832,493	660,119

TOTAL OTHER ASSETS	29,566,207	9,415,111

TOTAL ASSETS	$52,656,870	$35,435,135

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Short term debt	$2,056,037	—
Accounts payable	4,501,861	2,986,797
Accrued expenses and other current liabilities	2,924,479	673,067
Deferred Revenue	614,466	—

TOTAL CURRENT LIABILITIES	10,096,843	3,659,864

LONG TERM LIABILITIES
Long term debt	608,000	—
Other long term liabilities	3,546,406	69,058
Deferred Tax Liability	1,652,321	—

TOTAL LONG TERM LIABILITIES	5,806,727	—

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 75,000,000 shares authorized, 33,323,752 and 29,786,224 shares issued, 22,288,846 and 18,751,346 shares outstanding	333,237	297,862
Additional paid in capital	46,865,064	40,563,002
Retained earnings	10,437,386	11,668,829
Treasury stock at cost, - 11,034,878 and 11,034,878 shares, respectively	(20,823,480)	(20,823,480)
Accumulated Other Comprehensive (Loss)	(58,907)

TOTAL SHAREHOLDERS’ EQUITY	36,753,300	31,706,213

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$52,656,870	$35,435,135

WIRELESS TELECOM GROUP, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(unaudited)

	Three Months Ended
	March 31
	Unaudited
	2017	2016
Reconciliation of Net Income to Non-GAAP
EBITDA and Adjusted EBITDA:

GAAP Net Income	$(1,231,443)	$(576,327)
Tax Provision/(Benefit)	(538,301)	(385,928)
Depreciation And Amortization Expense	414,120	115,858
Interest Expense	49,218	—

Non-GAAP EBITDA	(1,306,406)	(846,397)
Stock Compensation Expense	301,389	98,619
Mergers and Acquisitions Expenses	1,272,083	—
Integration Expenses	47,234	—
Inventory Fair Value Step-up	52,580	—
Restructuring Charges	80,000	143,500
Non-GAAP Adjusted EBITDA	$446,880	$(604,278)

WIRELESS TELECOM GROUP, INC.

NET REVENUES AND GROSS PROFIT BY SEGMENT

(unaudited)

	Three months ended March 31,
	Revenue		% of Rev		Change
	2017	2016	2017	2016	Amount	Pct.
Network solutions	$5,515,301	$4,213,314	57.8%	66.2%	$1,301,987	30.9%
Test and measurement	3,036,681	2,155,101	31.8%	33.8%	881,580	40.9%
Embedded solutions	996,776	—	10.4%	0.0%	996,776	—
Total net revenues	$9,548,758	$6,368,415	100.0%	100.0%	$3,180,343	49.9%

	Three months ended March 31,
	Gross Profit		Gross Margin		Change
	2017	2016	2017	2016	Amount	Pct.
Network solutions	$2,460,482	$1,782,990	44.6%	42.3%	$677,492	38.0%
Test and measurement	1,334,207	937,124	43.9%	43.5%	397,083	42.4%
Embedded solutions	537,821	—	54.0%	0.0%	537,821	—
Total gross profit	$4,332,510	$2,720,114	45.4%	42.7%	$1,612,397	59.3%